EMPLOYMENT AGREEMENT
(Fred S. Zeidman)

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of May, 2007 (the “Effective Date”), by and among NATURAL NUTRITION, INC., a Nevada corporation (“Employer”) and FRED S. ZEIDMAN, an individual residing in Houston, Texas (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer and Employee desire to enter into an agreement regarding Employee’s employment with Employer pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

1. Employment. Employer hereby employs Employee and Employee hereby accepts employment with Employer on the terms and condi-tions set forth in this Agreement.

2. Term of Employment. The term of Employee’s employment hereunder (the “Term”) shall commence as of June 1, 2007 (the “Commencement Date”), and shall continue (subject to termination by either Employer or Employee as hereinafter provided) for an initial term (the “Initial Term”) of five (5) years expiring on May 31, 2012 (the “Expiration Date”). The Expiration Date shall automatically be extended without any further action by Employee or Employer, unless and until one party notifies the other in accordance with Section 11 below of its intention to terminate Employee’s employment hereunder on a date not less than thirty (30) days following the date such notice is provided, whereupon Employee’s employment hereunder shall terminate as of the date provided (it being acknowledged that such notice can be provided up to thirty (30) days prior to the end of the Initial Term). Upon termination of Employee’s employment under this Agreement, Employer shall have no further obligation to Employee other than payment of any earned and unpaid Base Salary (as hereafter defined) and, upon the occurrence of a Sale (as defined below), any vested but unpaid INII Net Proceeds Bonus (as hereafter defined) under Section 3(b), and Employee shall have no further obligation to Employer except as set forth in Sections 6, 7, 8 and 9.

3. Compensation and Other Benefits.

(a) As compensation for all services rendered by Employee in perfor-mance of Employee’s duties or obligations under this Agreement, Employer shall pay to Employee a monthly Base Salary (the “Base Salary”) of Twelve Thousand Five Hundred and No/100 Dollars ($12,500). Employee's Base Salary shall be payable in equal semi-monthly installments or in the manner and on the timetable which Employer's payroll is customarily handled, or at such intervals as Employer and Employee may hereafter agree to from time to time.

(b) In addition to the compensation provided for in Section 3(a), Employee shall also have the right to receive an incentive fee (the “INII Net Proceeds Bonus”) equal to up to ten percent (10%) of the Net Proceeds (as defined below) of the Sale of Interactive Nutrition International, Inc., a subsidiary of Employer (“INII”). For purposes hereof, “Sale” means the merger of INII into any other company that is unaffiliated with Employer (but excluding any merger in which the stockholders of INII immediately prior to such transaction own, after giving effect to such transaction, a majority of the voting capital stock of the surviving entity), or the sale of the properties and assets of INII as, or substantially as, an entirety to any other company that is unaffiliated with Employer or the sale of controlling interest in the stock of INII by Employer to a company that is unaffiliated with Employer. The INII Net Proceeds Bonus shall incrementally vest twenty percent (20%) per year on the anniversary date of the Commencement Date, so long as (A) Employee’s employment under this Agreement has not terminated as of the applicable vesting date and (B) the actual financial results of INII for the twelve (12) month period prior to the applicable vesting date are not less than ninety percent (90%) of the pro forma EBITDA results of INII attached hereto as Exhibit A; provided that upon a Sale prior to the fifth (5th) anniversary of the Commencement Date, so long as Employee’s employment under this Agreement has not terminated prior to such sale, then the remaining part of the INII Net Proceeds Bonus shall vest upon the consummation of such Sale. “Net Proceeds” means the amount available to be distributed to the stockholders of Employer in the event of a Sale after payment of all transaction costs, all obligations of Employer and any obligations required to be paid by INII prior to any distribution of proceeds by INII to Employer, such Net Proceeds to be determined by Employer in the exercise of its reasonable discretion. In connection with this definition of Net Proceeds, it is contemplated that Employer shall continue to function solely as a holding company for INII and, in the event Employer carries out other business, Employer shall be authorized to adjust the definition of Net Proceeds such that, in the exercise of Employer’s discretion, the payment of the INII Net Proceeds Bonus is consistent with the intent of this paragraph. In the event Employee does not vest in the INII Net Proceeds Bonus for a particular twelve (12) month period as a result of failure of INII to achieve the results required in clause (B) above, Employee shall not be able to otherwise vest in the missed amount absent written agreement of Employer.

(c)  Employee shall be entitled to be reimbursed by Employer for all reasonable and necessary expenses incurred by Employee in carrying out Employee’s duties under this Agreement in accordance with Employer’s standard policies regarding such reimbursements.

(d)  Employee shall be entitled during the Term, upon satisfaction of all eligibility requirements, if any, to participate in all health, dental, disability, life insurance and other benefit programs now or hereafter established by Employer which cover substantially all other of Employer's employees and shall receive such other benefits as may be approved from time to time by Employer.

4. Duties.

(a) Employee is employed to act as the Employer’s and INII’s non-executive Chairman of the Board, and to perform such duties as are commensurate with Employee’s positions with Employer and INII. Specifically, Employee is required pursuant to this Agreement to utilize his best efforts to carryout the duties of non-executive Chairman, answering to and subject to the direction and control of the Board of Directors of Employer, and to work in a manner consistent with the highest industry practice.

(b) Employee agrees that Employee shall not be required to devote his full-time efforts to Employee’s duties as non-executive Chairman of Employer and INII, and instead shall devote such time as in reasonably required, at the request of the Board of Directors of Employer, to perform Employee’s duties hereunder. Employee shall use Employee’s best efforts to perform the duties of Employee’s position in an efficient and competent manner and shall use Employee’s best efforts to promote the interests of Employer.

(c) Employee agrees that during the period of employment Employee shall refer to Employer all opportunities for sports nutrition and health food products business to which Employee might become exposed.

5. Termination of Employment. Employee’s employment under this Agreement shall terminate upon the earliest to occur of any of the following events (the actual date of such termination being referred to herein as the “Termination Date”):

(a) The expiration of the Agreement in accordance with Section 2.

(b) The death of Employee.

(c) The failure of Employee to be able to perform Employee’s duties hereunder for a period of not less than ninety (90) days by reason of disability. For purposes of this Agreement, Employee shall be deemed to have become disabled when Employer, upon the advice of a qualified physician, shall have determined that Employee has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing Employee’s duties under this Agreement. Before making any termination decision pursuant to this Section 5(c), Employer shall determine whether there is any reasonable accommodation (within the meaning of the Americans with Disabilities Act) which would enable Employee to perform the essential functions of Employee’s position under this Agreement despite the existence of any such disability. If such a reasonable accommodation is possible, Employer shall make that accommodation and shall not terminate Employee’s employment hereunder based on such disability.

(d) The termination of Employee’s employment by Employer under this Agreement for “Cause” (in which case prior notice from Employer shall not be required except as set forth in subparagraph (3) below), upon the occurrence of any of the following events:

(1) any embezzlement or wrongful diversion of funds of Employer or any affiliate of Employer by Employee;

(2)  gross malfeasance by Employee in the conduct of Employee’s duties;

(3)  breach of this Agree-ment and the failure to cure such breach within thirty (30) days after notice thereof has been delivered to Employee;

(4) gross neglect by Employee in carrying out Employee’s duties; or

(5) the charging of Employee with a felony or a crime involving moral turpitude.

(e) Beginning after the end of the second calendar quarter of 2008, upon thirty (30) days notice from Employer to Employee, if INII has failed to achieve actual EBITDA results for (x) any three, six or nine month period set forth in Exhibit A hereto of at least eighty percent (80%) of the pro forma EBITDA results set forth for such period on Exhibit A hereto, or (y) any twelve (12) month period set forth on Exhibit A hereto of at least ninety percent (90%) of the pro forma EBITDA results for such period set forth in Exhibit A hereto.

6. Inventions and Creations Belong to Employer.

(a) Any and all customer lists, inventions, discoveries, improvements or creations (collectively, “Creations”) which Employee has conceived or made or may conceive or make during the period of employment in any way, directly or indirectly, connected with Employer’s business shall be the sole and exclusive property of Employer. Employee agrees that all copyrightable works created by Employee or under Employer’s direction in connection with Employer’s business are “works made for hire” and shall be the sole and complete property of Employer and those any and all copyrights to such works shall belong to Employer. To the extent any of the works described in the preceding sentence are not deemed to be “works made for hire”, Employee hereby assigns all proprietary rights, including copyright, in these works to Employer without further compensation.

(b) Employee further agrees to (i) disclose promptly to Employer all such Creations which Employee has made or may make solely, jointly or commonly with others during the period of employment to the extent connected with Employer’s business, (ii) assign all such Creations to Employer and (iii) execute and sign any and all applications, assignments or other instruments which Employer may deem necessary in order to enable Employer, at Employer’s expense, to apply for, prosecute and obtain copyrights, patents or other proprietary rights in the United States and foreign countries or in order to transfer to Employer all right, title and interest in said Creations.

7. Confidentiality; Ownership of Information. Immediately upon inception of employment and contemporaneously with the execution of this Agreement, Employee shall have access to and become familiar with Confidential Information of Employer. For purposes hereof “Confidential Information” means any and all information relating directly or indirectly to Employer or its affiliates that is not generally ascertainable from public or published informa-tion or trade sources and that represents proprietary information to Employer, excluding, however, (i) Employee’s business contacts, (ii) information already known to Employee prior to Employee’s employment with Employer, and (iii) information required to be divulged in any legal or administrative proceeding in which Employee is involved. Confidential Information shall consist of, for example, and not intending to be inclusive, (A) compilations of information, drawings, proposals, job notes, reports, records and specifications, (B) techniques utilized or considered for use by Employer, and (C) information concerning any matters relating to the business of Employer, any of its customers, prospective customers, customer contacts, the prices it obtains or has obtained for its products and services, or any other information concerning the business of Employer and Employer’s good will. Employee acknowledges that Employee will be provided with access to the Confidential Information in exchange for Employee’s covenant not to compete and his promise herein not to disclose the Confidential Information. Employee further acknowledges and agrees that the Confidential Information is secret and not generally known and is valuable, special, and unique to Employer, the disclosure of which could cause substantial injury and loss of profits and goodwill to Employer. Employee shall not hereafter use in any way or disclose, in whole or in part, any of the Confidential Information, directly or indirectly, either while employed by Employer or at any time thereafter, except as required or consented to in writing by Employer. All files, records, documents, information, data and similar items relating to the business of Employer, whether prepared by Employee or otherwise coming into Employee’s possession, shall remain the exclusive property of Employer and shall not be removed from the premises of Employer under any circumstances without the prior written consent of Employer (except in the ordinary course of business during Employee’s employment with Employer), and in any event shall be promptly delivered to Employer upon termination of Employee’s employment with Employer.

8. Non-Solicitation of Employees. During the Term and for a period of two (2) years after the date of termination of employment for any reason, Employee will not in any way, directly or indirectly (i) induce or attempt to induce any employee of Employer to quit employment with Employer; (ii) otherwise interfere with or disrupt Employer’s relationship with its employees; (iii) solicit, entice or hire away any employee of Employer; or (iv) hire or engage any employee of Employer or any former employee of Employer whose employment with Employer ceased less than one (1) year before the date of such hiring or engagement. Employee acknowledges that any attempt on the part of Employee to induce others to leave Employer’s employ, or any effort by Employee to interfere with Employer’s relationship with its other employees would be harmful and damaging to Employer.

9. Noncompete; Working for Competitor. Employee acknowledges and agrees that the proprietary information Employee acquires regarding Employer will enable Employee to injure Employer if Employee should compete with Employer. Therefore, Employee hereby agrees that Employee shall not, during Employee’s employment with Employer and for a period of two (2) years after such termination or cessation of Employee’s employment with Employer, directly or indirectly, as a director, officer, agent, employee, consultant, or independent contractor or in any other capacity, invest (other than investments in publicly owned companies which constitute not more than one percent (1%) of the voting securities of any such company) or engage in, or provide employment, consulting, or other services to, or serve as an officer, director, or employee of, or consultant to, any person engaged in the sale of sports nutrition and health food products (the “Business”), within ______________________________________.

10. Remedies; Injunction. In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employee agrees that Employer, in addition to and not in limitation of any other rights, remedies or damages available to Employer at law or in equity, shall be entitled to a permanent injunction without the necessity of proving actual monetary loss in order to prevent or restrain any such breach by Employee or by Employee’s partners, agents, representatives, servants, employees and/or any and all persons directly or indirectly acting for or with Employee. It is expressly understood between the parties that this injunctive or other equitable relief shall not be Employer’s exclusive remedy for any breach of this Agreement, and Employer shall be entitled to seek any other relief or remedy which it may have by contract, statute, law or otherwise for any breach hereof.

11. Notices. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Employer and Employee as follows:

If to Employer, at:	Natural Nutrition, Inc. 109 North Post Oak Lane, Suite 422 Houston, Texas 77024 Attention: Timothy J. Connolly

or, if to Employee, at:	Fred S. Zeidman 109 North Post Oak Lane, Suite 422 Houston, Texas 77024

Notices shall be deemed properly delivered and received when and if either: (i) personally delivered; (ii) delivered by nationally-recognized overnight courier; (iii) when deposited in the U.S. mail, by registered or certified mail, return receipt requested, postage prepaid; or (iv) sent via facsimile transmission with confirmation mailed by regular U.S. mail. Any party may change its notice address for purposes hereof to any address within the continental United States by giving written notice of such change to the other parties hereto at least fifteen (15) days prior to the intended effective date of such change.

12. Severability. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Employer and Employee shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all the remaining provisions of this Agreement shall remain in full force and effect.

13. Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties, except for an assignment by Employer to a successor entity in a transaction validly approved by the Board of Directors of Employer.

14. Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective legal representatives, heirs, successors and permitted assigns.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

16. Attorneys Fees. In the event of any dispute between the parties regarding this Agreement, the prevailing party shall be entitled to be reimbursed for such prevailing party’s attorney’s fees and costs of court (or cost of arbitration, as applicable) by the non-prevailing party.

17. Agreement Read, Understood and Fair. Employee has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of Employer.

18. Entire Agreement; Amendments. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter of this Agreement and supersedes any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Effective Date.

EMPLOYER: NATURAL NUTRITION, INC., a Nevada corporation By: /s/ Timothy J. Connolly Name: Timothy J. Connoll Title: Chief Executive Officer EMPLOYEE: By: /s/ Fred Zeidman FRED S. ZEIDMAN

EXHIBIT A

		Interactive Nutrition International Inc.
		Income Statement (CDN)
		Actual and projected
		For the years ended

	Actual	Projected	Projected	Projected	Projected	Projected
	2006	2007	2008	2009	2010	2011

Revenue	$15,324,645	$15,324,645	$16,857,110	$20,228,531	24,274,238	29,129,085
Cost of Sales	11,226,298	11,173,302	12,308,132	14,769,758	17,723,710	21,268,452
Gross Profit	4,098,347	4,151,343	4,548,978	5,458,773	6,550,528	7,860,634
(gross margin)	26.74%	27.09%	26.99%	26.99%	26.99%	26.99%

Operating expenses
Selling	499,043	394,730	410,519	426,940	444,018	461,779
General and Administrative	918,066	1,213,743	1,321,198	1,374,046	1,429,008	1,486,168
Legal & accounting	120,000	400,000	220,000	245,000	275,000	310,000
Amortization	253,150	250,000	250,000	250,000	250,000	250,000
Interest expense	981,011	1,029,008	1,666,000	1,666,000	1,666,000	1,666,000
Contingency	-	263,636	285,197	336,315	397,435	470,528
Total Expense	2,771,270	3,551,117	4,152,914	4,298,301	4,461,460	4,644,474

Income before unusual item	1,327,077	600,226	396,064	1,160,473	2,089,068	3,216,159
Trustee in bankruptcy fees	141,070	50,000	-	-	-	-
Net income before income taxes	1,186,007	550,226	396,064	1,160,473	2,089,068	3,216,159

Income taxes	489,496	227,078	163,455	478,927	862,158	1,327,309
Net income	$696,511	$323,148	$232,608	$681,546	$1,226,910	$1,888,850

EBITDA
Amortization	253,150	250,000	250,000	250,000	250,000	250,000
Interest expense	981,011	1,029,008	1,666,000	1,666,000	1,666,000	1,666,000
Corporate Taxes	489,496	227,078	163,455	478,927	862,158	1,327,309
EBITDA*	$2,420,168	$1,829,234	$2,312,064	$3,076,473	$4,005,068	$5,132,159

Assumed sale at 8 times EBITDA						$41,057,274

* Annual EBITDA targets are shown; quarterly EBITDA targets shall be 3/12ths, 6/12ths and 9/12th of the annual targets for each of the first three quarterly periods of each year.

Adjustments to P&L beginning in July 2007:
Cost of sales
Joe Nesrallah elimination		(89,996)	(179,993)	(359,986)
Trevo Holroyd salary increase		12,000	24,000	24,001
Total adjustments		(77,996)	(155,993)	(335,985)

Selling expenses
Eli Nesrallah elimination		(179,993)	(359,986)	(359,986)
New sales position		-	150,000	150,000
Increased marketing budget		73,680	147,360	147,360
Total adjustments		(106,313)	(62,626)	(62,626)

G&A expenses
Pam Nesrallah elimination		(119,995)	(239,990)	(239,990)
Rachel (current controller elimination)		(32,994)	(65,988)	(65,988)
New controller		48,000	96,000	96,000
Severance to controller		16,667	8,333	-
New CEO		144,000	288,000	288,000
TAP fee		120,000	240,000	240,000
Systems licensing (June)		5,000	5,000	5,000
Systems upgrades (August)		7,500	50,000	25,000
IP valuation (May)		25,000	-	-
Transaction fees - closing & foreclosure (May - Aug)		200,000	-	-
Travel expenses		80,000	80,000	80,000
Public company accounting fees (Qtrly)		80,000	100,000	125,000
Total adjustments		573,177	561,355	553,022

Bonus pool:
Production		25,000	17,500
Selling		2,000	2,000
G&A		2,500	2,500

					INII
				Cash flow projections
					2007

	Jan. 2007	Feb. 2007	Mar. 2007	Apr. 2007	May. 2007	June. 2007	July. 2007	Aug. 2007	Sept. 2007	Oct. 2007	Nov. 2007	Dec. 2007

Cash at beginning of period	408,837	790,268	350,609	480,551	209,636	1,446,114	1,152,576	1,410,359	1,353,325	1,435,420	1,630,106	2,133,791

Net Profit for Month	47,674	66,176	176,670	(35,268)	74,351	(54,226)	(23,261)	(51,226)	88,626	259,709	281,451	(507,528)

Prepaid Expenses Disbursed	(58,782)	(2,975)	3,533	(2,172)	1,086	(541)	184	290	(233)	(2,088)	3,489	(654)

(Investment)-Reduction in Inventory	(54,900)	(174,500)	292,300	(242,540)	101,450	(70,290)	12,870	(16,890)	(63,950)	(32,500)	318,150	(230,100)

(Investment)-Reduction in AR	305,596	(470,000)	(380,000)	270,000	139,000	(217,000)	106,000	(60,000)	40,000	(103,000)	(130,000)	580,000

Use of Trade Credit (AP) and Other Liab.	53,346	63,163	188,981	(357,872)	247,674	(123,377)	64,614	(26,563)	3,069	58,003	16,050	(361,046)

Payment to Securied Creditor			(250,000)
Capital Leases	(2,984)	(3,004)	(3,023)	(3,044)	(3,064)	71,915	(4,105)	(4,126)	(4,147)	(4,168)	(4,189)	(4,211)
Working capital proceeds from Cornell					600,000
Noncash interest accrual for taxes	81,751	81,751	81,751	81,751	81,751	81,751	81,751	81,751
Capital Purchases	(11,103)	(21,103)	(1,103)	(2,603)	(26,603)	(2,603)	(1,103)	(1,103)	(2,103)	(2,103)	(2,103)	(1,103)
Amortization	20,833	20,833	20,833	20,833	20,833	20,833	20,833	20,833	20,833	20,833	20,837	20,833

Cash at end of period	790,268	350,609	480,551	209,636	1,446,114	1,152,576	1,410,359	1,353,325	1,435,420	1,630,106	2,133,791	1,629,982